Exhibit 99.1

Baker Appoints G. John Kurgan Chief Operating Officer

PITTSBURGH – August 8, 2011 – Michael Baker Corporation (NYSE Amex:BKR) has appointed G. John Kurgan, P.E., chief operating officer of the Company. In this new position, he will be responsible for the day-to-day operations and business development of the Company worldwide.

Kurgan has over 36 years experience with Baker in various capacities, most recently as executive vice president and Transportation business line manager. He joined Baker in 1974 and has been involved with the overall supervision of a variety of design projects during his career. His technical background covers a broad range of experience in transportation research and planning, transit development planning, traffic engineering studies, transportation and economic analysis, and engineering and environmental studies. Prior to joining Baker, Kurgan worked for the Pennsylvania Department of Transportation as a civil engineer. He is a licensed Professional Engineer in Pennsylvania, West Virginia, Delaware and Arizona.

“John has demonstrated tremendous leadership in every position he has held in Baker during his career,” Bradley L. Mallory, president and chief executive officer, said in announcing the appointment. “His knowledge of the organization, focus on the client, and dedication to teamwork and cooperation in all levels of the organization will serve Baker well as we execute on our long-term growth strategy.”

Kurgan holds Bachelor’s and Master’s degrees in Civil Engineering from the Pennsylvania State University. Earlier this year, he was named an Outstanding Engineering Alumnus by the University.

Michael Baker Corporation (www.mbakercorp.com) provides architecture, engineering, design, planning and construction services for its clients’ most complex challenges worldwide. The firm’s primary business areas are architecture, aviation, defense, environmental, geospatial, homeland security, municipal & civil, pipelines & utilities, rail & transit, transportation and water. With more than 2,700 employees in nearly 90 offices across the United States, Baker is focused on creating value by delivering innovative and sustainable solutions for infrastructure and the environment.

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Contact:

David Higie

E-mail:

dhigie@mbakercorp.com